Pricing Supplement Dated February 8, 1996  Rule 424(b)(3)
                                        File No. 33-50333
(To Prospectus dated October 8, 1993 and
Prospectus Supplement dated August 1, 1995)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Retail Medium-Term Notes
(U.S. $ Fixed Rate)
____________________________________________________________

Trade Date: February 8, 1996  Original Issue Date: February
23, 1996
Principal Amount: $10,000,000 Net Proceeds to Issuer:
$10,000,000
Issue Price: (see below)      Agent's Capacity:
Selling Agent's               x Principal Basis      Agency
Commission/Discount: (see below)                       Basis
Interest Rate: 6.70% per annum     Interest Payment Dates:
                                   Monthly on the 23rd of
                                   each month commencing
Maturity Date: February 23, 2011   March 23, 1996

____________________________________________________________

Form:     x    Book Entry
               Certificated

Redemption:
               The Notes cannot be redeemed prior to
               maturity
          x The Notes may be redeemed prior to maturity on February 23, 2000 and semi-annually thereafter on 30 calendar days notice

     Initial Redemption Date: February 23, 2000

     Initial Redemption Percentage: 100%

     Annual Redemption Percentage Reduction: N/A

Repayment:

          x    The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes       x  No

The covenant defeasance provisions of the Indenture
described under"Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the
Notes.
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                       Lehman Brothers Inc.

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The Notes described herein are being purchased by Lehman
Brothers Inc. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Retail Medium - Term
Notes". The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company, before deducting expenses payable by the Company, will be $10,000,000.